Exhibit 10.14
2010 VISTEON EXECUTIVE SEVERANCE PLAN
Effective October 5, 2010

2010 VISTEON EXECUTIVE SEVERANCE PLAN
ARTICLE I. PURPOSE
     Section 1.01. Purpose Statement.
          Visteon Corporation (the “Company”) has developed the 2010 Visteon Executive Severance Plan (the “Plan”) to provide severance benefits to eligible officers of the Company and its affiliates whose employment with the Company or affiliate is involuntarily terminated under certain circumstances. The Plan is an expression of the Company’s present policy with respect to severance benefits for Executives who meet the eligibility requirements set forth herein; it is not a part of any contract of employment. It is intended to comply with ERISA and all other relevant laws. The Plan became effective October 5, 2010 pursuant to the Company’s confirmed plan of reorganization pursuant to Chapter 11 of the United States Bankruptcy Code, without further action by the Company or its Board of Directors.

ARTICLE II. DEFINITIONS
     Section 2.01. Definitions.
          The following words and phrases, when used in this document, shall have the following meanings, unless the context clearly indicates otherwise:
          (a) “Base Salary” means Executive’s annual base rate of pay in effect at his or her Termination Date, excluding bonuses, one-time payments, incentives, and other awards that are not regularly paid throughout the year. The Plan Administrator’s determination of the Executive’s Base Salary shall be final and conclusive.
          (b) “Company” means Visteon Corporation, or any successor thereto.
          (c) “ERISA” means the Employee Retirement Income Security Act of 1974, and the rulings and regulations promulgated thereunder, all as amended and in effect from time to time.
          (d) “Executive” shall mean an officer of the Company elected by the Board of Directors of the Company who is enrolled on the U.S. payroll of the Company or a subsidiary of the Company.
          (e) “Plan Administrator” means the Organization and Compensation Committee of the Board of Directors of the Company.
          (f) “Release” means a release and waiver of claims (including, if applicable, claims under the Age Discrimination in Employment Act of 1967, as amended) that is in such form as the Plan Administrator may prescribe and that an Executive executes for the benefit of the Company, Visteon Systems, LLC, their respective affiliates, and their respective officers, directors, employees, agents, predecessors, successors and assigns.
          (g) “Termination Date” is the date on which an Executive’s employment with the Company and its affiliates terminates.

ARTICLE III. AWARD OF SEVERANCE BENEFITS
     Section 3.01. Award of Severance Pay.
          Except as provided in Section 3.02 below, an Executive is eligible for a Basic Severance Benefit under Section 4.01, and may qualify for an Enhanced Severance Benefit under Section 4.02, if the Executive’s employment with the Company or a subsidiary of the Company is involuntarily terminated by the Company or by a subsidiary of the Company. The Plan Administrator shall have final and exclusive discretion to determine whether an Executive’s termination of employment is involuntary.
     Section 3.02. Exclusions.
          The Plan Administrator shall not grant severance benefits to an Executive in any of the following situations:
          (a) The Executive voluntarily retires or resigns from employment;
          (b) The Executive’s position is eliminated and the Executive is offered another position which the Executive declines (unless the Plan Administrator has specifically authorized severance benefits in accordance with the discretion granted to the Plan Administrator under Section 3.01 above);
          (c) The Executive is terminated, replaced, laid off or placed on leave for reasons related to absenteeism or inappropriate conduct;
          (d) The Executive is terminated or separated for not returning, in a timely manner, from an approved leave of absence;
          (e) The Executive’s employment ends or is terminated because the Executive is physically or otherwise unable to perform the essential functions of his or her position, with or without any applicable reasonable accommodation;
          (f) The Executive’s employment terminates while receiving or seeking (or in connection with a condition or situation with respect to which the Executive has indicated an intention to or is otherwise likely to seek) payments or benefits under a program, policy, plan or a law that provides payments or benefits to an Executive unable to work because of illness, injury or disability;
          (g) The Executive is eligible to receive pay-in-lieu of notice, severance pay, termination pay or any other form of separation pay under any law;
          (h) The Executive is terminated in connection with the sale by the Company, or a subsidiary or affiliate of the Company, of all or part of a division, plant, facility, operation, product line or other unit, or the outsourcing of functions to a third party vendor, where the Executive is offered employment with the purchaser, vendor or other transferee with a starting date within ninety (90) days of the Executive’s Termination Date;
          (i) The Executive’s employment is governed by an employment contract (in which case, the employment contract, and not this Plan, shall govern the severance benefits, if any, to be provided to the Executive); or
          (j) The Executive is eligible for benefits under any other severance plan, exit incentive plan, or reduction in force plan offered by the Company or a subsidiary or affiliate of the Company.

ARTICLE IV. AMOUNT OF SEVERANCE BENEFIT
     Section 4.01. Basic Severance Benefit.
          The Basic Severance Benefit for any Executive who becomes so entitled shall be an amount equal to four (4) weeks of Base Salary. Payment will be in a lump sum cash payment, after withholding of applicable income and payroll taxes and other authorized withholdings. In addition, the Executive will be eligible for the benefits described in Section 4.04 (a), (d) and (e).
     Section 4.02. Enhanced Severance Benefit.
          (a) In any case in which the Plan Administrator has authorized the payment of severance benefits and the Executive provides a Release in a form acceptable to the Company, then in lieu of the Basic Severance Benefit described in Section 4.01, the Executive shall receive an Enhanced Severance Benefit. The Enhanced Severance Benefit is an amount equal to one (1) year of Base Salary.
          (b) The Enhanced Severance Benefit is paid as a lump sum cash payment, after withholding of applicable income and payroll taxes and other authorized withholdings. In addition, the Executive will be eligible for the benefits described in Section 4.04.
     Section 4.03. Reduction of Benefits.
          Benefits under Sections 4.01 or 4.02 will be reduced by the amount of any unpaid obligations that the Executive owes to the Company, a subsidiary or affiliate of the Company.
     Section 4.04. Other Continued Benefits.
          (a) An Executive who is eligible to receive Basic Severance Benefits or Enhanced Severance Benefits and who, on the Executive’s Termination Date, was covered under the group medical and/or dental programs is eligible to continue such group medical and/or dental coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). If the Executive elects to continue medical and dental coverage in accordance with COBRA and the Executive is entitled to the Enhanced Severance Benefit under Section 4.02 the Company will pay, on the Executive’s behalf, the COBRA premium contribution for twelve (12) months (after which, the Executive may continue at his/her sole expense in accordance with the requirements of COBRA). Company contributions will cease after twelve (12) months or when the Executive becomes covered under another plan, whichever is earlier.
          (b) The Company will provide professional career transition services to assist terminated Executives entitled to the Enhanced Severance Benefit in the preparation for and execution of their job search, which services may include career counseling, assessment of interests and skills, development of job search tools such as resumes and cover letters, preparation of a job discovery strategy, and interview skills coaching. The nature and scope of the career transition services, and the providers through which such services will be offered, will be determined by the Plan Administrator in its sole discretion. The Company will pay for these services for six (6) months or until the Executive becomes employed, whichever is earlier.
          (c) An Executive entitled to the Enhanced Severance Benefit shall receive the unexpended after tax value of his or her Flex-Perqs account.
          (d) An Executive’s outstanding awards under the Visteon Corporation 2004 Incentive Plan and the Visteon Corporation 2010 Incentive Plan shall be governed by the terms and conditions of each award or grant, and not by the terms of this Plan.
          (e) An Executive who is eligible to receive retirement benefits under a retirement plan maintained by the Company or a subsidiary may apply for and commence retirement benefits in accordance with the terms of the applicable retirement plan. Retirement benefits are not governed by the terms of this Plan.

ARTICLE V. PAYMENT OF BENEFITS
     Section 5.01. Entitlement to Benefits.
          An Executive becomes entitled to severance benefits under Article IV on the date that the Executive has satisfied all of the requirements for receiving a severance benefit (including, if applicable, the Executive’s execution of a Release and the expiration of any revocation period that is provided in accordance with applicable law or such policies as may from time to time be adopted by the Plan Administrator). All payments shall be subject to income tax withholding and other appropriate deductions.
     Section 5.02. Payment of Benefits
          Cash benefits under the Plan are intended to constitute “short-term deferrals” that are exempt from the requirements of Internal Revenue Code Section 409A. Accordingly, payment of the Basic Severance Benefit under Section 4.01, the Enhanced Severance Benefit under Section 4.02, and the unexpended after-tax value of the Flex-Perqs account, to the extent applicable to the Executive, shall be completed by the later of (i) the fifteenth (15th) day of the third month following the end of the first taxable year in which the Executive becomes entitled to benefits under the Plan, or (ii) the fifteenth (15th) day of the third month following the end of the Company’s first taxable year in which the Executive becomes entitled to benefits under the Plan. The medical, dental and career transition benefits to which the Executive may become entitled under Section 4.04 are also intended to be exempt from Internal Revenue Code Section 409A, and the Plan Administrator (or its delegate) shall administer the Plan consistent with Internal Revenue Code Section 409A and the requirements for exemption of such benefits. The Plan Administrator may adopt additional rules and restrictions with respect to such benefits if the Plan Administrator determines that such rules and restrictions are necessary or appropriate in order to qualify (or continue to qualify) for exemption from Internal Revenue Code Section 409A.

ARTICLE VI. CLAIMS PROCEDURE
     Section 6.01. Claims Procedure.
          (a) Claim for Benefits. Any Executive who believes he or she is entitled to benefits under the Plan in an amount greater than the amount received may file, or have his or her duly authorized representative file, a claim with the Plan Administrator. Any such claim shall be filed in writing stating the nature of the claim, and the facts supporting the claim, the amount claimed and the name and address of the claimant. The Plan Administrator shall consider the claim and answer in writing stating whether the claim is granted or denied. The written decision shall be within 90 days of receipt of the claim by the Plan Administrator (or 180 days if additional time is needed and the claimant is notified of the extension, the reason therefor and the expected date of determination prior to commencement of the extension). If the claim is denied in whole or in part, the Executive shall be furnished with a written notice of such denial containing (i) the specific reasons for the denial, (ii) a specific reference to the Plan provisions on which the denial is based, (iii) an explanation of the Plan’s appeal procedures set forth in subsection (b) below, (iv) a description of any additional material or information which is necessary for the claimant to submit or perfect an appeal of his or her claim and (v) an explanation of the Executive’s right to bring suit under ERISA following an adverse determination upon appeal.
          (b) Appeal. If an Executive wishes to appeal the denial of his or her claim, the Executive or his or her duly authorized representative shall file a written notice of appeal to the Plan Administrator within 90 days of receiving notice of the claim denial. In order that the Plan Administrator may expeditiously decide such appeal, the written notice of appeal should contain (i) a statement of the ground(s) for the appeal, (ii) a specific reference to the Plan provisions on which the appeal is based, (iii) a statement of the arguments and authority (if any) supporting each ground for appeal, and (iv) any other pertinent documents or comments which the appellant desires to submit in support of the appeal. The Plan Administrator shall decide the appellant’s appeal within 60 days of its receipt of the appeal (or 120 days if additional time is needed and the claimant is notified of the extension, the reason therefore and the expected date of determination prior to commencement of the extension). The Plan Administrator’s written decision shall contain the reasons for the decision and reference to the Plan provisions on which the decision is based. If the claim is denied in whole or in part, such written decision shall also include notification of the Executive’s right to bring suit for benefits under Section 502(a) of ERISA and the claimant’s right to obtain, upon request and free of charge, reasonable access to and copies of all documents, records or other information relevant to the claim for benefits.
     Section 6.02. Standard of Review.
          The Plan Administrator is vested with the discretionary authority and control to determine eligibility for coverage and benefits and to construe the terms of the Plan; any such determination or construction shall be final and binding on all parties unless arbitrary or capricious. To the extent that the Plan Administrator has appointed a delegate or delegates to administer the claims procedure, any such determination or construction of the delegate shall be final and binding on all parties to the same extent as if made by the Plan Administrator.
     Section 6.03. Delegation to the Senior Vice President, Human Resources.
          Subject to such limits as the Plan Administrator may from time to time prescribe, the Company’s Senior Vice President, Human Resources may exercise any of the authority and discretion granted to the Plan Administrator hereunder, provided that the Senior Vice President, Human Resources shall not exercise any authority and responsibility with respect to non-ministerial matters affecting the Senior Vice President, Human Resources.

ARTICLE VII. AMENDMENT AND TERMINATION OF THE PLAN
     Section 7.01. Right to Amend and Terminate the Plan.
          The Company reserves the right, by action of the Senior Vice President, Human Resources, to amend, modify or terminate the Plan at any time, in its sole discretion, without prior notice to Executives; provided that the Organization & Compensation Committee of the Board of Directors of the Company shall have the exclusive authority to amend the Plan to expand eligibility or increase benefits, and with respect to amendments that, if adopted, would increase the benefits payable to the Senior Vice President, Human Resources by more than a de minimis amount.

ARTICLE VIII. MISCELLANEOUS PROVISIONS
     Section 8.01. Non-Guarantee of Employment or Other Benefits.
          Neither the establishment of the Plan, nor any modification or amendment hereof, nor the payment of any benefits hereunder shall be construed as giving any person any legal or equitable right against the Company, a subsidiary or affiliate of the Company, or the Plan Administrator, or the right to payment of any benefits (other than those specifically provided herein), or as giving any person the right to be retained in the service of the Company or a subsidiary or affiliate of the Company.
     Section 8.02. Participant Rights Unsecured
          The right of an Executive to receive severance benefits hereunder shall be an unsecured claim, and the Executive shall not have any rights in or against any specific assets of the Company. The right of an Executive to payment of benefits under this Plan shall not be subject to attachment or garnishment (except as otherwise provided in the Plan) and may not be assigned, encumbered, or transferred, except by will or the laws of descent and distribution. The rights of an Executive under this Plan are exercisable during the Executive’s lifetime only by the Executive or the Executive’s guardian or legal representative.
The undersigned, on behalf of the Company, has executed this Plan effective this 5th day of October, 2010.

VISTEON CORPORATION
/s/ Dorothy L. Stephenson
Dorothy L. Stephenson
Senior Vice President, Human Resources

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